Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy board elects new board member

Minneapolis Aug. 21, 2018—Lynn Casey has been elected to Xcel Energy’s board of directors, effective immediately. An executive with extensive experience in brand strategy and investor, corporate, and media relations, Casey is nationally recognized as an industry leader in building and protecting brands.

Casey is currently chair of Padilla, a Minneapolis-based public relations and communications firm recently acquired by AVENIR Global in Montreal. With more than 35 years of experience, Casey served as CEO of Padilla for 17 years. She was the driving force behind enhancing the company’s strategic offerings, turning the local company into a fully integrated branding and communications powerhouse.
“We are delighted to welcome Lynn to the board and look forward to the contributions she will make as a member of our tremendously talented team of directors,” said Ben Fowke, chairman, president and CEO of Xcel Energy. “Lynn’s extraordinary experience in creating and delivering high-impact communication strategies, her forward-thinking approach and her strong commitment to the local community will serve Xcel Energy well.”
Casey currently serves as vice chair on the board of the University of Minnesota Foundation, and previously chaired both the Greater Twin Cities United Way board of directors and Meet Minneapolis. She is also actively involved in Minnesota Women’s Economic Roundtable and the Itasca Project, a group committed to raising the economic competitiveness of the region. Casey has a Bachelor of Arts degree from the University of North Dakota, a Master of Arts degree in journalism and mass communications from the University of Minnesota and a Masters of Business Administration from the University of St. Thomas.

# # #

About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.